UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2025

Ouster, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39463	86-2528989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Treat Avenue

San Francisco, California 94110

(Address of principal executive offices) (Zip Code)

(415) 949-0108

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OUST	Nasdaq Global Select Market
Warrants to purchase common stock expiring 2026	OUSTZ	Nasdaq Capital Market
Warrants to purchase common stock expiring 2025	OUSTW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item. 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2025, the Board of Directors (the “Board”) of Ouster, Inc. (the “Company”) appointed Kenneth P. Gianella as Chief Financial Officer of the Company, effective May 19, 2025. Mr. Gianella will succeed Chen Geng as the Company’s principal financial officer and principal accounting officer as of such date and Mr. Geng will continue at the Company as Senior Vice President, Strategic Finance & Treasurer. There are no family relationships between Mr. Gianella and any directors or executive officers of the Company, nor does Mr. Gianella have a direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, from January 2023 to April 2025, Mr. Gianella served as Chief Financial Officer and from August 2024 to April 2025 also served as Chief Operating Officer at Quantum Corporation (Nasdaq: QMCO), an end-to-end data management solutions provider for AI and unstructured data. Prior to that, he served as the Vice President of Investor Relations; Mergers, Divestitures, & Acquisitions; and Environmental, Social & Governance (ESG) Strategy at Itron, Inc. (Nasdaq: ITRI), an energy and water network technology and services company, from July 2018 to January 2023, and as Vice President of Finance and Treasury of Itron’s Networks segment from January 2018 to July 2018. Prior to that, from December 2012 to December 2017, Mr. Gianella held various senior finance positions at Silver Springs Networks, an IoT and smart networks company (acquired by Itron in December 2017), including as interim Chief Financial Officer, Senior Vice President, Finance and Treasurer. Mr. Gianella also was the Head of Finance and Administration at Sensity Systems, Inc., a producer of smart LED lights for enabling Smart Cities, and held various senior finance roles at KLA-Tencor Corporation, a leader in process control, yield management, and computational analytics for the semiconductor industry. Mr. Gianella holds a Master of Business Administration from University of Pittsburgh and a Bachelor of Science in Business Administration from Duquesne University.

In connection with Mr. Gianella’s appointment as Chief Financial Officer, the Company has entered into an offer letter, dated April 25, 2025 (the “Offer Letter”), with Mr. Gianella that provides, among other things, that Mr. Gianella will receive (i) an annual base salary of $375,000, (ii) a cash sign-on bonus of $100,000 payable in two equal installments, with the first installment paid upon the commencement of his employment and $50,000 upon the completion of six months of employment, and (iii) the grant of an award of 300,000 restricted stock units, vesting as to 1/3 of the award on the first anniversary of the grant date and in eight substantially equal quarterly installments thereafter. Mr. Gianella will also be eligible for an annual performance-based bonus with a target of 65% of his annual base salary; provided, that Mr. Gianella will be paid at least an amount equal to his target bonus during his first year of employment with the Company. In the event of a covered termination (as defined in the Offer Letter), Mr. Gianella will be entitled to receive 12 months of his base salary, a prorated annual target bonus (or, in the event the covered termination occurs during a change in control period (as defined in the Offer Letter), full annual target bonus) and 12 months of continued healthcare coverage under COBRA at the Company’s expense. In addition, in the event the covered termination occurs during a change in control period, then the vesting of Mr. Gianella’s equity awards will fully accelerate. Mr. Gianella must deliver an effective and irrevocable release of claims in order to receive the foregoing severance benefits.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter between Kenneth P. Gianella and the Company, dated April 25, 2025.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ouster, Inc.

Date: April 29, 2025	By:	/s/ Megan Chung
	Name:	Megan Chung
	Title:	General Counsel and Secretary